AGREEMENT

     THIS AGREEMENT ("AGREEMENT") is made and entered into this       day of
June, 1998, by, between and among, A2000 USA, INC. , 371 East 22nd Street, Paterson, New Jersey 07514, as a licensor ("LICENSOR"); ROBERT MILLER, 371 East 22nd Street, Paterson, New Jersey 07514 and JOHN MILLER, 371 East 22nd Street, Paterson, New Jersey 07514, (hereinafter "INVESTORS")and INTERACTIVE MARKETING TECHNOLOGY, INC., 44 Minebrook Road, Colts Neck, New Jersey 07722, as licensee ("LICENSEE"), when referred to collectively all parties listed herein should be referred to as "Party" or "Parties" with regard to the following:

                                   RECITALS

     A. LICENSOR represents that it is the sole owner of U.S. Patent Applications number 08/757/315, 08/757/317 and 08/784/398 for pending patents entitled "Sure Shot" (the "APPLICATIONS") and the Trademarks and Copyrights as also set forth in Schedule "A" attached hereto the APPLICATIONS, Trademarks and Copyrights are sometimes hereinafter collectively referred to hereinafter as the "PROPERTIES").

     B. LICENSOR is sole manufacturer of the product or products produced from the "Properties" and sold primarily for persona, family or household purposes, hereinafter "CONSUMER PRODUCT" and sold or used for any other use, hereinafter "INDUSTRIAL PRODUCT" collectively referred to as "PRODUCT".

     C. LICENSEE is a newly formed corporation which was created to, among other things, secure the assignment and license in, to and for the PROPERTIES and to exploit the PROPERTIES world wide through the manufacture and/or production, advertising, marketing, sale and/or distribution of the CONSUMER PRODUCT.

     D. LICENSOR desires to assign, sell and license the PROPERTIES to LICENSEE and LICENSEE desires to obtain the PROPERTIES from LICENSOR.

     E. LICENSOR and LICENSEE now mutually desire for LICENSOR to sell, assign, grant, transfer and convey to LICENSEE the exclusive rights and to the PROPERTIES, in perpetuity, on the terms and conditions set forth before.

     NOW, THEREFORE, in consideration for the mutual promises, covenants and conditions herein contained, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

          1. Recitals. The Recitals stated above the incorporated herein by this reference as if set forth in full at this point.

          2. Assignment and Transfer. LICENSOR hereby assigns, transfers and licenses to LICENSEE the PROPERTIES, together with any and all patents, copyrights or trademarks issued or to be issued in foreign countries that correspond, in whole or in part, to the PROPERTIES, as well as any other patents belonging to LICENSOR and INVENTORS individually (collectively referred to with LICENSOR as the "INVESTORS"), original inventor and owner of the PROPERTIES issued, pending or to be issued to the INVENTORS that are necessary to or beneficial with respect to the production of the inventions described and claimed in the PROPERTIES. To facilitate recording of this worldwide assignment and perpetual license, LICENSOR shall execute the assignment herewith annexes as Schedule "B".

          3. Grant of Rights. Subject to the terms and conditions of this AGREEMENT, LICENSOR hereby grants to LICENSEE the following rights (collectively, the "License Rights"):

               3.1 The exclusive right to manufacture and/or produce, advertise, promote, market, sell and otherwise distribute the CONSUMER PRODUCT worldwide by such means and media as LICENSEE may determine, including, without limitation, via (i) airings of an infomercial on broadcast, cable, satellite and all other forms of television transmission now existing or hereafter developed; (ii) television shopping programs such as those aired by QVC and Home Shopping Network; (iii) radio; (IV) print media; (v) direct-mail solicitation, (VI) package inserts, (VII) inbound and outbound telemarketing,
(VIII) credit card syndication, (IX) catalogs, (X) wholesale and retail channels; and (IX) computer transmissions such as commercial on-line services and the Internet.

               3.2 In connection with the exercise of its rights hereunder, the exclusive, worldwide right to practice any and all patents and use any and all trademarks, trade names, copyrights, trade secrets, proprietary information, technical knowhow and other intellectual property rights which LICENSOR may own or control with respect to the CONSUMER PRODUCTS, including, without limitation those specifically identified on Schedule "A".

               3.3 Rights to apply for, register, maintain, deregister or otherwise terminate and take all other action (or fail to act) with respect to trademarks, service marks, copyrights, patents and other forms of protection of the Property and License Rights. The rights granted herein shall be exercised with the consent of LICENSOR which consent shall not be unreasonably withheld.

               3.4 Rights to protect from Property and License Rights from past, present and future infringements by unauthorized parties, including, without limitation, rights to institute, prosecute, settle and otherwise conduct such actions and proceedings concerning such infringements as LICENSEE may elect in its discretion, and to enjoin, recover damages and obtain all other permitted relief for such infringements.

               3.5 Upon LICENSEE'S sale of Two Hundred Fifty Thousand (250,000) units of CONSUMER PRODUCT, all rights conferred upon LICENSEE for CONSUMER PRODUCT by this AGREEMENT shall be granted to LICENSEE as to INDUSTRIAL PRODUCT as well. Upon the conferring of such rights, this AGREEMENT shall be amended to insert PRODUCT wherever CONSUMER PRODUCT or INDUSTRIAL PRODUCT appears herein.

               3.6 Upon the conferring of the additional rights to LICENSEE pursuant to 3.5 above, LICENSOR shall be paid a royalty per unit of PRODUCT sold as set forth in Schedule C and in accordance with paragraph 7 of this AGREEMENT.

                3.7 The worldwide rights (rights conferred upon LICENSEE by this AGREEMENT outside of the United States) shall be for a one (1) year period. The one (1) year period shall begin sixty days (60) from the first airing of the informercial aired by LICENSEE as part of the test marketing to be conducted pursuant to this AGREEMENT and terminate one (1) year from that date. The continuation of the worldwide rights conferred by this AGREEMENT shall be contingent upon the sale by LICENSEE of One Hundred Thousand (100,000) units of CONSUMER PRODUCT during that period. After that first year period, the grant of worldwide rights to LICENSEE by this AGREEMENT shall continue for additional one (1) year terms contingent upon the sale of Fifty Thousand (50,000) units of CONSUMER PRODUCT or PRODUCT if applicable beginning with the date of termination of the first one (1) year period and continuing for additional one (1) year periods for the duration of this AGREEMENT.

               4. Term. Subject to provisions for prior termination set forth hereinbelow, this AGREEMENT shall commence on the date first above written and shall continue until terminated pursuant to its terms.

               5. Warranties. As of the date of this AGREEMENT, LICENSOR and INVENTORS represent and warrant as follows:

                    5.1 They are the sole and uncontroverted owner of all interests in and rights to the PROPERTIES.
]
                    5.2 None of them has entered into any prior contract, arrangement or AGREEMENT relating to the PROPERTIES, except that INVENTORS entered into agreements necessary to transfer all rights and interest in and to the PROPERTIES to LICENSOR, so that LICENSOR could enter into this AGREEMENT.

                    5.3 The validity of the APPLICATIONS have not been called into question by and third party or parties.

                    5.4 They are not aware of any reason, not made of record in the United States Patent and Trademark Office with respect to the applications for and prosecution of the PROPERTIES, or the basis of which the validity of the APPLICATIONS could reasonably be questioned or that the patent applied for will not be issued.

                    5.5 They are not aware of any patents, trademarks or copyrights held by third parties that would prevent the practice of the inventions described or claimed in the PROPERTIES nor are they aware of any assertions by third parties that such third party or parties hold rights to the PROPERTIES.

                    5.6 No claims, actions, or suits of any nature, including accounts payable or liens, related to or effectuating the PROPERTIES or PRODUCT exist or are pending or threatened.

                    5.7 The INDUSTRIAL PRODUCT produced by LICENSORS by and under this AGREEMENT shall be of high standard, consistent with and conforming to the specifications, designs and cost as approved by LICENSEE and set forth on Schedule "B-D".

                    5.8 LICENSOR and CREATORS have ceased all promotion and sales of CONSUMER PRODUCT of whatever kind and nature. LICENSOR and INVESTORS further agree that they will not promote or sell the CONSUMER PRODUCT during the term of this AGREEMENT.

               6. Testmarketing. LICENSEE shall conduct testmarketing of the PRODUCTS as a cost and as set forth in Schedule "E" attached hereto.

                    6.1 If LICENSEE, in its sole discretion, determine that testmarketing has been successful, the LICENSEE shall, as promptly as practical, notify LICENSOR of its decision to proceed pursuant to this AGREEMENT. If LICENSEE, in its sole discretion determines that testmarketing has been unsuccessful, the LICENSEE may at its sole option, within thirty (30) days following the conclusion of testmarketing, terminate the AGREEMENT upon written notice to the Licensor in accordance with this AGREEMENT.

               7.     Consideration and Costs.

                    7.1 In consideration of the rights conferred by this AGREEMENT, LICENSEE shall pay LICENSOR the sum of Twenty Thousand and No/100 Dollars ($20,000.00) within fifteen (15) days of execution of this AGREEMENT by all the parties hereto. LICENSEE shall pay LICENSOR the additional sum of Thirty Thousand and No/100 Dollars ($30,000.00) simultaneously with its notification to LICENSOR of its decision to proceed as set forth in paragraph
6.1 herein. LICENSEE will receive a credit from LICENSOR for the monies paid pursuant to this sub-paragraph against license/royalty fees to be paid by LICENSEE pursuant to paragraph 7.2 below.

                    7.2 LICENSEE shall pay to LICENSOR a license/royalty fee as set forth in Schedule C per unit of CONSUMER PRODUCT sold by LICENSEE pursuant to this AGREEMENT. Payment shall be made within thirty (30) days after sale. LICENSEE shall not be responsible to pay any license/royalty fee on any unit of CONSUMER PRODUCT returned to LICENSEE. LICENSEE shall receive a credit from LICENSOR on all returned units against future royalty licensee fees due under this AGREEMENT.

                    7.3 LICENSOR shall pay to LICENSEE a royalty fee as "set forth" in Schedule C of this AGREEMENT for each and every unit of INDUSTRIAL PRODUCT sold by LICENSOR until LICENSOR confers the rights to INDUSTRIAL PRODUCT to LICENSEE pursuant to this AGREEMENT.

                    7.4 LICENSEE shall be responsible for all costs of production and sale of CONSUMER PRODUCT. LICENSOR shall be responsible for all costs for the manufacture and sale of INDUSTRIAL PRODUCT. LICENSOR'S obligations herein shall cease upon the conferring of rights to INDUSTRIAL PRODUCT to LICENSEE pursuant to this AGREEMENT>

               8.     Payments, Accountings and Audits.

                    8.1 LICENSEE shall provide LICENSOR quarterly statements regarding LICENSEE's sale of "CONSUMER PRODUCT". LICENSOR shall provide LICENSEE quarterly statements regarding LICENSOR'S sale of INDUSTRIAL PRODUCT. Such calendar quarterly statements which are to be provided within thirty (30) days of the end of each calendar quarter. The statements shall set forth an explanation of the funds received and spent, together with appropriate back up documentation and an accounting of any funds due LICENSOR and LICENSEE, and a check for any funds due LICENSOR and/or LICENSEE.

                    8.2 There shall be no minimum guaranteed payments.

               9. Document Turnover. Upon execution of this AGREEMENT, LICENSOR shall turnover to LICENSEE all drawings, plans, specifications, designs and any rights to use individual's names, initials, voice, signature, photographs, likeness with regard to the PRODUCTS, all accounts, records, leads, contacts, and the like, regarding LICENSOR'S exploitation or attempted exploitation of the PROPERTIES or PRODUCT in order that LICENSEE may manufacture, produce, exploit, or attempt to exploit the PROPERTIES and/or CONSUMER PRODUCT.

               10. LICENSOR'S Manufacture of PRODUCT. In their manufacture of PRODUCT, LICENSOR and LICENSEE agree to be bound by the specifications set forth in Schedule "D" attached hereto.

               11.     Breach, Cure and Termination.

                    11.1 LICENSOR'S Right to Terminate Upon Notice. This AGREEMENT may be terminated upon thirty (30) days written notice by LICENSOR to LICENSEE in the following events, provided that during the thirty (30) day period, LICENSEE fails to cure the breach.

                         (i) LICENSEE manufactures and/or products,
advertises, promotes, markets, sells, or otherwise distributes any of LICENSOR'S PRODUCTS not covered by this AGREEMENT;

                         (ii) LICENSEE becomes subject to any voluntary or
involuntary order of any governmental agency or court involving the recall of any of the CONSUMER PRODUCTS and/or INDUSTRIAL PRODUCTS;

                         (iii) LICENSEE Takes any action in connection with
the manufacture and/or production, advertising, promotion, marketing, selling or other distribution of CONSUMER PRODUCTS or INDUSTRIAL PRODUCTS which damages or reflects adversely upon the LICENSOR or the PROPERTIES

                         (iv) LICENSEE breaches any of the provisions of this
AGREEMENT relating to the requirement that the CONSUMER PRODUCTS or PRODUCTS if applicable conform to the specifications set forth in Schedule D;

                         (v) LICENSEE fails to make timely payment of
royalty/license fees when due;

                         (vi) As to worldwide rights of LICENSEE, fails to
satisfy contingencies or make minimum sales requirements set forth in Paragraph 3.7;

                         (vii) LICENSEE arranges for the manufacture and/or
production of CONSUMER PRODUCTS and/or INDUSTRIAL PRODUCTS by third parties not approved in writing by LICENSOR, or assigns, transfers, sublicenses or otherwise encumbers this AGREEMENT or any of its rights hereunder without the consent of LICENSOR which consent shall not be unreasonably withheld;

                         (viii) LICENSEE fails to maintain liability insurance
as required by the provisions of this AGREEMENT.

                         (ix) LICENSEE fails to make shipment of CONSUMER
PRODUCTS and/or INDUSTRIAL PRODUCTS in amounts necessary to fulfill all orders;

                         (x) LICENSEE fails to commence sale, shipment, and
distribution of any CONSUMER PRODUCTS or INDUSTRIAL PRODUCTS in accordance with the terms of this AGREEMENT;

                         (xi) LICENSEE fails to sell, ship, and distribute on
a timely basis CONSUMER PRODUCTS and/ or INDUSTRIAL PRODUCTS for any three consecutive month period;

                         (xii) LICENSEE fails to make timely submission to the
account statements when due;

                         (xiii) A petition in bankruptcy, whether voluntary or
involuntary, is filed against LICENSEE or LICENSEE is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if the LICENSEE discontinues its business or if a receiver is appointed for the LICENSEE or LICENSEE'S business and such receiver is not discharged within thirty (30) days of such appointment;

                         (xiv) LICENSEE commits a breach of any material
provision of this AGREEMENT not specified in Paragraph 11.1 above.

          As to sub-paragraphs ii, iii, iv, viii, x, xiii and xiv "cure" shall be defined as reasonable, timely and bona fide steps by the LICENSEE to begin to cure the breach within the thirty (30) day cure period.

          LICENSEE agrees that during the period necessary to cure a breach of the provision of this AGREEMENT regarding insurance, it will cease to manufacture CONSUMER PRODUCTS and/or PRODUCT until the breach is cured. LICENSOR agrees that during that same period all provisions of this AGREEMENT which mandate production and/or sale of CONSUMER PRODUCT and/or PRODUCT shall be tolled.

                    11.2 LICENSEE'S Right to Terminate Upon Notice. This AGREEMENT may be terminated upon thirty (30) days written notice by LICENSEE to LICENSOR in the following events, provided that during the thirty (30) day period, LICENSOR fails to cure the breach.

                         (i) LICENSOR becomes subject to any voluntary or
involuntary order of any governmental agency or court involving the recall of any of the INDUSTRIAL PRODUCTS;

                         (ii) LICENSOR takes any action in connection with the
manufacture and/or production, advertising, promotion, marketing, selling or other distribution of INDUSTRIAL PRODUCTS which damages or reflects adversely upon the LICENSEE or the PROPERTIES;

                         (iii) LICENSOR breaches any of the provisions of this
AGREEMENT relating to the requirement that INDUSTRIAL PRODUCTS conform to the specifications set forth in Schedule D;

                         (iv) LICENSOR fails to make timely payment of
royalty/license fees when due;

                         (v) LICENSOR arranges for the manufacture and/or
production of INDUSTRIAL PRODUCTS by third parties not approved in writing by LICENSEE, or assigns, transfers sublicenses or otherwise encumbers this AGREEMENT or any of its rights hereunder without the consent of LICENSEE which consent shall not be unreasonably withheld;

                         (vi) LICENSOR fails to maintain liability insurance
as required by the provisions of this AGREEMENT.

                         (vii) LICENSOR fails to make shipment of INDUSTRIAL
PRODUCTS in amounts necessary to fulfill all orders;

                         (viii) LICENSOR fails to commence sale, shipment, and
distribution of INDUSTRIAL PRODUCTS in accordance with the terms of this AGREEMENT;

                         (ix) LICENSOR fails to sell, ship, and distribute on
a timely basis INDUSTRIAL PRODUCTS for any three consecutive month period;

                         (x) LICENSOR fails to make timely submission of the
account statements when due;

                         (xi) A petition in bankruptcy, whether voluntary or
involuntary, is filed against LICENSOR or LICENSOR is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if the LICENSOR discontinues its business or if a receiver is appointed for the LICENSOR or LICENSOR'S business and such receiver is not discharged within thirty (30) days of such appointment;

                         (xii) LICENSOR commits a breach of any material
provision of this AGREEMENT not specified in Paragraph 11.2 above.

          As to sub-paragraphs i, ii, iii, vi, ix, xiii and xiii "cure" shall be defined as reasonable, timely and bona fide steps by the LICENSEE to begin to cure the breed within the thirty day cure period.

          LICENSOR agrees that during the period necessary to cure a breach of the provision of this AGREEMENT regarding insurance, it will cease to manufacture INDUSTRIAL PRODUCT and/or PRODUCT until the breach is cured. LICENSEE agrees that during that same period all provisions of this AGREEMENT which mandate production and/or sale of INDUSTRIAL PRODUCT and/or PRODUCT shall be tolled.

                    11.3 Additional LICENSEE Termination Rights. LICENSEE shall have the right to immediately terminate this AGREEMENT by giving written notice to the LICENSOR if the LICENSOR does any of the following:

                         (i) LICENSEE offers for sale, sells, advertises,
promotes, ships, distributes and/or uses in any way the PROPERTIES or CONSUMER PRODUCT;

                         (ii) LICENSEE Breaches any of the representations or
warranties provided in this AGREEMENT; or,

                         (iii) LICENSOR or INVENTORS fails to provide LICENSEE
with all the information, records, accounts and other information regarding their prior efforts to market, sell, distribute, manufacture or otherwise exploit the PROPERTIES;

                         (iv) Three (3) or more times during a twelve (12)
month period, fails to make timely payment of the royalty fee when due;

                         (v) Fails to make timely submission of accounting
statements when due.

          Upon termination by LICENSEE, as stated herein LICENSOR shall be liable to LICENSEE for all actual, reasonable and consequential damages suffered by LICENSEE from such breach and termination in addition to any other remedies afforded in by-laws or pursuant to this AGREEMENT.

               12. Force Majeure. In the event that there is default or delay in performance of the terms of this AGREEMENT and if such default or delay is caused by fire, flood, labor dispute, strike, war, governmental restrictions or other event beyond the reasonable control of the respective parties, then the time of such performance shall be extended for the period of such force majeure.

               13.     Post Termination and Expiration Rights and Obligations.

                    13.1 Upon termination of this AGREEMENT, notwithstanding anything to be contrary herein, all royalty/license fees shall become immediately due and payable.

                    13.2 After termination the LICENSEE may sell CONSUMER PRODUCTS and/or INDUSTRIAL PRODUCTS which are on hand or in the process of manufacture at the time notice of termination is received upon the expiration of the Term of this AGREEMENT for a period not to exceed sixty (60) days after termination provided that:

                         (i) such PRODUCTS conform to the Specifications;

                         (ii) the royalty/license fees with respect to such
sixty (60) day period are paid on the fifth (5th) day of the month following such sixty (60) day period; and

                         (iii) appropriate statements regarding details of the
sales are furnished to LICENSOR for the sixty (60) day period promptly together with the royalty/license fees payment required by (ii) above; and

                         (iv) within twenty (20) days of such termination or
expiration, LICENSEE delivers to LICENSOR the details of the quantity of CONSUMER PRODUCTS and/or INDUSTRIAL PRODUCTS in inventory or in the process of manufacture.

                    13.3 At the end of the aforesaid sixty day period LICENSOR will purchase at LICENSEE's sole option any or all of the following material which LICENSEE has on hand at the time of termination at a price equal to the cost thereof to LICENSEE:

                         (i) all inventory of PRODUCTS;

                         (ii) any amount of work in progress inventory, or
components used in the manufacture of the PRODUCTS, or promotional packaging materials; and

                         (iii) any promotional and packaging materials.

                    13.4 After termination of this AGREEMENT, the PROPERTIES and all LICENSE RIGHTS granted to the LICENSEE shall forthwith revert to the LICENSOR and the LICENSEE shall refrain from further use of the PROPERTIES.

                    13.5 The LICENSEE acknowledges that its failure to cease the manufacture, offering for sale, sale, advertising, promotion, shipment, and distribution of the PRODUCTS or use in any way of the PROPERTIES at the termination or expiration of this AGREEMENT will result in immediate and irreparable damage to the LICENSOR and to the rights of any subsequent licensee of the LICENSOR. The LICENSEE acknowledges and admits that there is no adequate remedy at law for failure to cease such activities and the LICENSEE agrees that in the event of such failure, the LICENSOR shall be entitled to equitable relief by way of injunctive relief and such other relief as a court of competent jurisdiction may deem just and proper.

               14.     Indemnification.   LICENSOR shall indemnify, defend and
hold harmless LICENSEE, its affiliated companies and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all liabilities and expenses whatsoever, including without limitation, claims, damages, judgements, awards, settlements, investigations, costs and attorneys fees and disbursements which any of them may incur or become obligated to pay arising out of or resulting from (i) the manufacture of the PRODUCT, including, without limitation, any product liability claims; (ii) The infringement of the proprietary rights of any third party with respect to any of the PRODUCTS or any of LICENSOR'S Properties in the course of the exercise by LICENSEE of the rights granted to it under this AGREEMENT; or (iii) The breach by LICENSOR of any of its representations, warranties, covenants, obligations, agreements or duties under this AGREEMENT.

     LICENSEE shall indemnify, defend and hold harmless LICENSOR, its affiliated companies and their respective officers, directors, shareholders, employees, licensees, agents, successors and assigns from and against any and all liabilities and expenses whatsoever, including, without limitation, claims, damages, judgements, awards, settlements, investigations, costs and attorneys fees and disbursements which any of them may incur or become obligated to pay arising out of or resulting from (i) the manufacture of the PRODUCT, including, without limitation, any product liability claims.

               15. INSURANCE. For as long as either PARTY continues to manufacture the PRODUCT, that PARTY shall maintain, at its own expense, a blanket liability insurance coverage, including, but not limited to, coverage for advertising, manufacture, design and product liability for the PRODUCTS manufactured in an amount not less than $2,000,000.00 per occurrence. The only party to this AGREEMENT, shall be named as an additional insured on such policy. All such insurance shall be placed with one or more carriers which are rated "A" or better by A.M. Best rating service. Each PARTY shall deliver to the other party evidence of (i) the procurement of such insurance in form reasonably acceptable to the other party within fifteen (15) days of such procurement and (ii) maintenance of such insurance in form reasonably acceptable to the other party at such times as are requested by that party. Each PARTY shall be provided no less than thirty (30) days prior written notice from the other party or its insurer of cancellation of such policy.

               16. Noncomeptition. The INVENTORS or LICENSOR, its directors officers, principals and agents shall not be involved, directly or indirectly, in the ownership, management or operation of any enterprise or provide services to any enterprise that competes with LICENSEE'S exploitation of the PROPERTIES of CONSUMER PRODUCT during the term of this AGREEMENT.

          During the term of this AGREEMENT, LICENSEE will not be interested in the manufacturing, sales or distribution of the PRODUCTS, except pursuant to this AGREEMENT, or in the manufacturing, sale or distribution of any product similar to the PRODUCTS. For a period of one year following termination of this AGREEMENT, LICENSEE will not be interested in the manufacturing, sale or distribution of any product similar to the PRODUCTS covered herein.

               17. Injunction. Each party acknowledges that (i) a breach by either party of its obligations contained herein will result in irreparable and continuing damage to other party for which there will be no adequate remedy at law. Accordingly, in the event of any such breach, the LICENSEE shall be entitled to injunctive relief and/or an order for specific performance, with respect to such beach. The beaching party shall not oppose such relief on the grounds that there is an adequate remedy at law, and such right shall be cumulative and in addition to any other remedies at law or in equity (including monetary damages) which the LICENSEE may have upon any such breach.

               18. Consents and Approvals. Whatever approval or consent of either party is required pursuant to this AGREEMENT such approval shall not be unreasonably withheld. In addition it specifically agreed that the withholding of such consents and approvals shall be based solely on commercially reasonable criteria. It is further agreed that should the party whose consent or approval is required not respond within ten (10) business days of the receipt of the request for approval or consent; such approval or consent shall be deemed given.

               19. Independent Contractor. No arty nor any of its officers, employees, agents or representatives is an employee or agent of any other party for any purpose whatsoever. Rather, each party is and shall at all times remain an independent contractor with respect to the other party. Except as expressly provided in this AGREEMENT, LICENSEE may not in any way control the manner in which LICENSOR manufactures the PRODUCT. Except as expressly provided in this AGREEMENT, LICENSOR may not in any way control the manner in which LICENSEE exercises the rights granted under this AGREEMENT.

               20. Further Actions. The parties agree to execute such additional documents and to perform all such other and further acts as may be necessary or desirable to carry out the purposes and intents of this AGREEMENT.

               21. Notices. Any communication to be given to any party to this AGREEMENT shall be in writing and deemed delivered when it is mailed by first class airmail, postage prepaid, certified, return receipt requested, and addressed to the party at its address set forth below; or , two (2) days after such is sent via an overnight delivery service (such as Federal Express or DHL Delivery), deliver charges, prepaid, and addressed to the party at its address set forth below:

     If to LICENSOR or Inventors:

     A2000 USA, Inc.
     371 East 22nd Street
     Patterson, New Jersey 07514

     If to LICENSEE:

     INTERACTIVE MARKETING TECHNOLOGY, INC.
     c/o Frank Leo
     44 Minebrook Road
     Colts Neck, New Jersey 07722

     With a copy to:

     PIRO, ZINNA, CIFELLI & PARIS, P.C.
     c/o Angelo Cifelli, Jr., Esq.
     360 Passaic Avenue
     Nutley, New Jersey 07110

               22. Arbitration. Any dispute relating to this AGREEMENT shall be resolved by arbitration to be administered by the American Arbitration Association in

               23. No Waiver. The failure of either party to enforce any provision of this AGREEMENT or to terminate this AGREEMENT for breach of any covenant or condition herein shall not operate thereafter as a waiver of that provision or any other provision of this AGREEMENT.

               24. Severability. Any provision of this AGREEMENT which in any way contravenes or is unenforceable under any law of any nation or a state in which this AGREEMENT is effective shall be deemed separable and not a party of this AGREEMENT and to the extent void; however, all remaining provisions of this AGREEMENT shall be valid and in full force and effect.

               25. Sole Understanding. This AGREEMENT sets forth the entire AGREEMENT and understanding between the parties as to the subject matter described herein, and supersedes all prior discussions, correspondence, negotiations and agreements between them relating hereto.

               26. Construction. This AGREEMENT shall not be construed against the party preparing it, and shall be construed without regard to the identity of the person who drafted it or the party who caused it to be drafted and shall be construed as if all parties had jointly prepared this AGREEMENT and it shall be deemed their joint work product, and each and every provision of this AGREEMENT shall be construed as though all of the parties hereto participated equally in the drafting hereof; and any uncertainty or ambiguity shall not be interpreted against any one party. As a result of the foregoing, any rule of construction that a document is to be construed against the drafting party shall not be applicable.

               27. Governing Law. This AGREEMENT shall be governed in all respects, including validity, interpretation, effect and enforcement, by the laws of the State of New Jersey and applicable Federal Laws.

               28. Counterparts. This AGREEMENT may be executed in counterparts, each of which, when so executed and delivered, shall be an original; however, such counterparts together shall constitute but one and the same AGREEMENT.

               29. Headings. The headings used herein are for convenience of reference only and do not constitute a party of this AGREEMENT and shall not be deemed to limit or effect any of the provisions hereof.

               30. Survival. The provisions of Sections 5, 14, 15, 16, 17 and 20 shall survive the termination of this AGREEMENT.

               31. Inurement. This AGREEMENT shall inure to the benefit of, and be binding upon the parties hereto, their heirs, executors, transferees, legal representatives and successors.

               32.     Consecutive Pages.  This AGREEMENT contains fourteen
(14) consecutively number pages, including all the signature pages, each page of which has been read and reviewed by all the parties hereto.

     IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed, effective as of the day and year first written above.
LICENSOR:

                               A2000 USA, INC.

/s/ John Miller                    /s/ Robert Miller
________________               By: ________________________________
Secretary                              President


LICENSEE:

                              INTERACTIVE MARKETING TECHNOLOGY, INC.

                                   /s/ Frank Leo
_________________             By:___________________________________
Secretary                          President


     Read, acknowledged, understood and agreed to individually by


                                /s/ Robert Miller
                               __________________________________
                                   Robert Miller


                                /s/ John Miller
                               __________________________________
                                   John Miller